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                                                                EXHIBIT 10.22(e)



                                                     March 28, 2000




Mr. James H. Heagle
520 Salem Heights Drive
Gibsonia, Pennsylvania   15044


Dear Jim:


         This letter will confirm the terms of your employment by National Service Industries, Inc. ("NSI"), effective May 1, 2000 (the "Effective Date"). We are enthusiastic about your decision to join NSI and look forward to working with you to build a bigger, stronger NSI.

         The terms of your employment will be as follows:

         1. Title and Duties - As President, NSI Chemicals, you will report to George Gilmore, Executive Vice President and Group President. You will have responsibility for NSI Chemicals business and any other duties consistent with your position which may be assigned to you by Mr. Gilmore. You will devote substantially all of your working time and attention to the business and affairs of NSI Chemicals.

         2. Base Salary - Your base salary will be Twenty-five Thousand Dollars ($25,000) per month or the equivalent annual rate of Three Hundred Thousand Dollars ($300,000), subject to review for increases. In addition, you will receive a signing bonus of Ten Thousand Dollars ($10,000) payable within thirty (30) days after the Effective Date.

         3. Annual Incentive Compensation - You will participate in the NSI Management Compensation and Incentive Plan (the "AIP") for the fiscal year beginning September 1, 2000 with a target bonus equal to 45% of your base salary. You will participate in the AIP for the fiscal year ending August 31, 2000 on a pro rata basis for the period of your employment.


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J.H. Heagle
March 28, 2000



         4. Long-Term Achievement Incentive Plan - You will receive a grant of employee stock options for ten thousand (10,000) shares of stock under our current long-term incentive plan upon your arrival at NSI. You will also be entitled to participate in the current long-term incentive plan on a prorated basis for the number of months you are employed with NSI during the remainder of the three-year cycle ending August 31, 2001 and the remainder of the three-year cycle ending August 31, 2002 based on the performance of NSI's Chemical Group. In addition, you will participate in the Plan for the three-year cycle beginning September 1, 2000 on a comparable basis with operating unit presidents. This Plan provides for annual grants of stock options and annual "aspiration awards" having a total value equal to 160% of salary at commitment (or target) level performance. Stock options represent 30% of total value (or 48% of salary) and aspiration awards represent 70% of total value (or 112% of salary) at commitment level performance. The payout for aspiration awards for aspiration level performance is equal to five times the value of the payout for commitment level performance (or 560% of salary). Failure to achieve threshold level performance will result in no payout.

         5. Retirement Plans - Upon satisfying the eligibility requirements, you will be eligible to participate in NSI's tax-qualified retirement plans, NSI Pension Plan C, and the NSI 401(k) Plan for Corporate Office Employees. In addition, upon employment, you will become a participant in the Supplemental Pension Plan for National Service Industries, Inc. (the "SPP").

         6. Medical, Life Insurance, and Other Employee Benefits - You will be covered by, or eligible to participate in, the medical, dental, life insurance, disability, deferred compensation, and other benefit programs generally made available by NSI to its operating unit presidents and their families, including a car allowance of Four Hundred Dollars ($400) per month. We will reimburse you for your COBRA expenses until you are covered under our program. You will be eligible to participate in NSI's financial planning program. You will also be entitled to four (4) weeks vacation per calendar year.

         7. Relocation Expenses - NSI will pay the following relocation expenses:

                  (a) your expenses for moving your household effects to Atlanta;

                  (b) rent for an apartment and storage of your personal effects in Atlanta, pending your move into your new home in Atlanta on or before February 1, 2001;


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J.H. Heagle
March 28, 2000



                  (c) brokerage and closing costs (up to two points) you incur in connection with the sale of your home in Gibsonia and the purchase of a home in Atlanta;

                  (d) reasonable travel expenses to and from Gibsonia for you and your wife and children until you have moved your residence to Atlanta; and

                  (e) a one-time payment of one month's salary for your assistance in the relocation.

The foregoing payments will be "grossed up" so that, to the extent reasonably practicable, they will represent your after-tax cost for covered expenses. In addition to the foregoing, we will assist you in obtaining a bridge loan should you purchase a home in Atlanta before selling your home in Gibsonia. As we discussed, you will put your home in Gibsonia on the market within ninety (90) days after the Effective Date. If you have not sold your home by February 1, 2001, NSI will engage a home buying service to purchase your home.

         8. Employment at Will/Severance Payment/Change in Control - Your employment will be at will and may be terminated by either NSI or you at any time for any reason, with or without notice. Except in the event of termination in connection with a Change in Control of NSI (as defined in the Severance Protection Agreement that will cover you), you will be entitled to the following severance payment:

                  - If your employment is terminated for any reason other than voluntary termination, termination upon death or Disability (as defined below), or termination by NSI for Cause (as defined below), you will receive a severance payment (payable in semi-monthly installments) equal to your then current salary for a period of twelve (12) months, subject to your execution of a release and severance agreement in a form acceptable to both parties.

For purposes of entitlement to a severance benefit, "Cause" shall mean any act(s) on your part that constitutes fraud, a felony involving dishonesty, a breach of fiduciary duty, insubordination, or gross malfeasance or habitual neglect of your duties for NSI, and "Disability" shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties as President, NSI Chemicals with or without reasonable accommodation for a period of one hundred eighty (180) consecutive days.


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J.H. Heagle
March 28, 2000



With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are applicable to NSI's operating unit presidents. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement (after consideration of any tax penalties) or the severance payments described above.

         9. Relocation of Residence to Atlanta - You will relocate your residence to Atlanta and complete the move of your family on or before February 1, 2001.

         The base salary, annual incentive, long-term incentives, nonqualified retirement benefits, and any severance payments will be structured to ensure the tax deductibility to NSI of the payments and benefits under the Internal Revenue Code of 1986. We can provide additional information on these issues if you so desire.

         We will prepare an SPP amendment and Severance Protection Agreement to evidence the arrangements set forth in this letter.

         We are delighted you are joining NSI and we look forward to a long and mutually satisfactory relationship. This letter outlines your employment relationship with NSI; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

                                                     Sincerely,




                                                     George H. Gilmore Jr.



ACCEPTED AND AGREED TO THIS

_____ DAY OF _____________, 2000



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          James H. Heagle